UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant of Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

SPRINT CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The attached information was filed under cover of Form 8-K by Sprint Corporation on August 6, 2014.

Management Transition

On August 5, 2014, the Board of Directors of Sprint Corporation (the “Company”) named Marcelo Claure as the Company’s next President and Chief Executive Officer (“CEO”), effective as of August 11, 2014. Mr. Claure will succeed Daniel R. Hesse, who will step down from his positions as the Company’s President and CEO, and as a member of the Board of Directors, effective as of August 11, 2014.

Mr. Claure, 43, has served as a member of the Company’s Board of Directors since January 13, 2014. Mr. Claure was the founder of Brightstar Corp. (“Brightstar”) and has been its Chairman, Chief Executive Officer and President since October 1997. Brightstar provides value-added distribution, supply chain solutions, handset protection and insurance, buy-back and trade-in solutions, multi-channel retail solutions, and financial services to wireless manufacturers, retailers and operators. Effective as of August 11, 2014, Mr. Claure is resigning from all of his positions at Brightstar, Brightstar Global Group, Inc. (the parent of Brightstar) and all of their respective subsidiaries.

Employment Agreement

On August 5, 2014, the Company and Mr. Claure entered into a new employment agreement (the “Agreement”), under which Mr. Claure will serve as the Company’s President and CEO, effective as of August 11, 2014 (the “Effective Date”).

Subject to earlier termination as described below, Mr. Claure’s employment under the Agreement will be for an initial term commencing on the Effective Date and continuing through August 18, 2016. At the end of the initial term and on each succeeding anniversary of the Effective Date, the term of Mr. Claure’s employment under the Agreement will (subject to earlier termination as described below) be automatically extended by an additional 12 months, unless either party gives the other party timely notice of non-renewal in accordance with the Agreement.

The Agreement provides for the following compensation:

•	annual base salary of $1,500,000;

•	short-term cash bonus plan participation as follows:

•	for the Company’s bonus performance period that commenced on January 1, 2014, and will end on March 31, 2015, a cash bonus award equal to 250% of Mr. Claure’s annual base salary, pro-rated from the Effective Date;

•	beginning with the Company’s 2015 fiscal year, annual target bonus opportunity of 200% of Mr. Claure’s base salary up to a maximum annual bonus of 200% of his target bonus;

•	long-term incentive compensation participation as follows:

•	an initial target award opportunity with a total aggregate value of $24 million on the grant date, with 33.3% of such value granted as a nonqualified stock option award, 33.3% of such value granted as a time-vesting restricted stock unit award and 33.4% of such value granted as a performance-vesting restricted stock unit award;

•	beginning with 2016, a target award opportunity that will be no less than $12 million on the grant date;

•	eligibility to participate in such other equity incentive compensation plans and programs as the Company generally provides to its senior executives under such plans and programs;

•	a signing bonus equal to $500,000, subject to repayment if Mr. Claure’s employment is terminated by the Company for cause (as defined in the Agreement) or Mr. Claure terminates his employment other than with good reason (as defined in the Agreement) within 24 months following the Effective Date;

•	certain benefits and perquisites, including indemnification, directors’ and officers’ liability insurance, and limited personal use of Company aircraft;

•	in the event Mr. Claure becomes disabled (as defined in the Agreement), periodic payments in an aggregate amount equal to his base salary until the first anniversary of the date he was disabled, reduced by any amounts paid under the Company’s long-term disability plan during such one-year period;

•	payment or reimbursement of certain business expenses; and

•	participation in the Company’s vacation policy at a minimum of 4 weeks’ vacation per calendar year.

If, not in connection with a change in control of the Company, the Company provides notice of non-renewal of the employment term and Mr. Claure’s employment under the Agreement terminates upon the resulting expiration of the employment term, Mr. Claure’s employment under the Agreement is terminated by the Company without cause (as defined in the Agreement), or Mr. Claure terminates his employment under the Agreement with good reason (as defined in the Agreement), Mr. Claure will be entitled to receive, conditioned upon his execution and delivery to the Company of a release in accordance with the terms of the Agreement, and in full satisfaction of any rights Mr. Claure might otherwise have under the Company’s Separation Plan Amended and Restated Effective February 9, 2009:

•	two times his base salary in effect immediately prior to the termination date;

•	payment of a pro rata bonus award under the short-term cash bonus plan for the portion of the Company’s current fiscal year prior to and including the termination date; payment of a pro rata capped bonus award (as defined in the Agreement) for the portion of the Company’s current fiscal year following the termination date; for the first fiscal year following the fiscal year during which the termination date occurs, payment of the capped bonus award (as defined in the Agreement); and payment of a pro rata capped bonus award (as defined in the Agreement) for the second year following the fiscal year during which employment terminates, subject to reduction in accordance with the terms of the Agreement;

•	continued participation, in accordance with the terms of the Agreement, for Mr. Claure and his eligible family members in certain benefit plans;

•	certain outplacement services; and

•	100% vesting in the initial long-term incentive plan award described above subject to adjustment for over- or under-achievement of applicable performance goals and, with respect to future awards, pro rata acceleration based on the portion of the vesting period worked prior to termination, subject to adjustment for over- or under-achievement of applicable performance goals.

If, in connection with a change of control of the Company, Mr. Claure’s employment under the Agreement terminates upon expiration of the employment term due to non-renewal of the employment term by the Company, Mr. Claure’s employment under the Agreement is terminated by the Company without cause (as defined in the Agreement) or Mr. Claure terminates his employment under the Agreement with good reason (as defined in the Agreement), Mr. Claure will become entitled to the severance compensation and other benefits described in the Company’s Change in Control Severance Plan. In addition, conditioned upon Mr. Claure’s execution and delivery to the Company of a release in accordance with the terms of the Agreement, he will be entitled to 100% vesting in any outstanding, unvested equity, or equity-based, awards, subject to adjustment for over- or under-achievement of applicable performance goals.

If Mr. Claure’s employment under the Agreement terminates and he commences employment with, or is otherwise then employed by, an affiliate (as defined in the Agreement) of the Company pursuant to an employment agreement with such affiliate, he will not, after the date that he becomes so employed with such affiliate, be entitled to receive certain of the termination payments and benefits described above.

If Mr. Claure’s employment with the Company under the Agreement terminates due to disability (as defined in the Agreement) or death, then, regardless of whether such termination occurs in connection with a change in control, he will be entitled to vesting in the initial long-term incentive plan award described above, subject to adjustment for over- or under-achievement of applicable performance goals for performance periods ending on or before the termination date.

If Mr. Claure becomes disabled (as defined in the Agreement) prior to the expiration of the employment term, his employment will terminate and he and his eligible family members will be entitled to continue participation in certain benefit plans, in accordance with the terms of the Agreement.

During the employment term and for the 24-month period following the termination of Mr. Claure’s employment, he has agreed not to compete with the Company (including certain of its affiliates) or to solicit employees or customers of the Company (including certain of its affiliates). Mr. Claure also has agreed, during the employment term and following the termination of Mr. Claure’s employment, to maintain the Company’s and certain of its affiliates’ proprietary information in strict confidence. If Mr. Claure breaches any of the foregoing obligations in accordance with the terms and conditions of the Agreement, he would forfeit his right to any severance payments and benefits to which he otherwise would be entitled.

Certain Relationships and Related Party Transactions

Indemnification Agreement

The Company previously entered into its standard indemnification agreement with Mr. Claure, as it has with its other directors, as well as its executive officers. The indemnification agreement provides, among other things, that the Company will provide to Mr. Claure indemnification under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements that Mr. Claure may be required to pay in actions or proceedings in which he is or may be made a party by reason of his position as a director, officer or other agent of the Company or its subsidiaries.

Transactions with Brightstar

SoftBank Corp. (“SoftBank”), through its wholly-owned subsidiaries, is the controlling stockholder of Sprint. Mr. Claure was the founder of Brightstar, and, until his resignation is effective as of August 11, 2014, is the Chairman and CEO of Brightstar. Brightstar is a controlled affiliate of SoftBank. The Company considers SoftBank, its controlled affiliates, as well as its directors and executive officers to be “related parties.” The Company or its affiliates entered into various commercial agreements with Brightstar or its affiliates prior to Mr. Claure becoming a director of the Company on January 13, 2014 and prior to Brightstar becoming a controlled affiliate of SoftBank on January 29, 2014. These agreements were entered into in arms-length transactions in the ordinary course of business and are typical for the Company’s contractual arrangements with unrelated third-parties. These transactions are valued at approximately $130 million and $13.3 million for the fiscal year ended December 31, 2013 and the transition period March 31, 2014 respectively. On August 5, 2014, SoftBank entered into an agreement with Mr. Claure and his affiliates to acquire Mr. Claure’s remaining stake in Brightstar.

Effective May 7, 2014, the Company consented to an assignment of a Master Services Agreement and Statement of Work (collectively, the “MSA”) from an existing third party vendor to Brightstar. Pursuant to the MSA, Brightstar will provide device buyback and trade-in technology and related services to the Company. The MSA has a total transaction value of approximately $48 million for 2014, which encompasses both fees and payments to Brightstar from the Company and to the Company from Brightstar. The term of the MSA expires on December 31, 2014.